ADDENDUM PURSUANT TO SECTION 6.2 OF THE CODE OF CONDUCT OF
            THE HONG KONG SECURITIES & FUTURES COMMISSION (THE "SFC")

         This Addendum (the "Addendum") is made and entered into as of this 2nd day of December, 1997 by the Templeton Institutional Funds, Inc. (the "Company") on behalf of Emerging Markets Series (the "Fund") and Templeton Asset Management Ltd. (the "Investment Manager").

         WHEREAS, the Fund and the Investment Manager are parties to the Investment Management Agreement dated as of the 3rd day of May, 1993, and amended and restated as of the 25th day of February, 1994, the 25th day of May, 1995 and the 23rd day of November, 1995 (the "Investment Management Agreement"); and

         WHEREAS, Section 6.2 of the SFC's Code of Conduct for Persons Registered with the Securities and Futures Commission (the "Code") requires that certain additional information be included in the Investment Management Agreement.

         NOW THEREFORE, the parties hereto agree that, pursuant to Section 6.2 of the Code, the following information is included in the Investment Management
Agreement:

         SECTION 1. UNDERTAKINGS. Each party undertakes to notify the other party in the event of any material change to the information provided in the Investment Management Agreement.

         SECTION 2.  CERTAIN INFORMATION ABOUT THE INVESTMENT MANAGER.

         (a)      The Investment Manager's full name and address is:

                  Templeton Asset Management Ltd. - Hong Kong branch 2 Exchange Square, Suite 3905-08
                  Hong Kong

         (b) The Investment Manager's registration status with the SFC is active.

        SECTION 3. CERTAIN INFORMATION ABOUT THE FUND. The Fund's full name and verified address is:

                  Templeton Institutional Funds, Inc.
                  on behalf of Emerging Markets Series
                  500 East Broward Boulevard
                  Fort Lauderdale, Florida 33394


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                  IN WITNESS WHEREOF, the parties hereto have caused this
         Addendum to be duly executed by their respective duly authorized officers and their respective corporate seals to be hereunto duly affixed and attested.

                               TEMPLETON INSTITUTIONAL FUNDS, INC.
                               ON BEHALF OF EMERGING MARKETS SERIES

                               By: /s/BARBARA J. GREEN
                                  --------------------------------
                                   Barbara J. Green
                                   Secretary



                               TEMPLETON ASSET MANAGEMENT LTD.

                               By: /s/GREGORY E.MCGOWAN
                                  --------------------------------
                                   Gregory E. McGowan
                                   Director